Exhibit 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2019

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Halliburton (Barbados) Investments SRL	Barbados
Halliburton Affiliates, LLC	United States, Delaware
Halliburton Affiliates Services, LLC	United States, Texas
Halliburton AS	Norway
Halliburton Canada Holdings B.V.	Netherlands
Halliburton Canada ULC	Canada, Alberta
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited II	Cayman Islands
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Far East Pte Ltd	Singapore
Halliburton Global Affiliates Holdings B.V.	Netherlands
Halliburton Group Canada	Canada
Halliburton Holdings (No.3)	United Kingdom, Scotland
Halliburton Holdings, LLC	United States, Delaware
Halliburton International B.V.	Netherlands
Halliburton International Holdings	Bermuda
Halliburton Manufacturing and Services Limited	United Kingdom, England & Wales
Halliburton Mediterranean Limited	Cyprus
Halliburton Netherlands Holdings B.V.	Netherlands
Hal Global Netherlands Cooperatief U.A.	Netherlands
Halliburton Partners Canada ULC	Canada, Alberta
Halliburton Produtos Ltda.	Brazil
Halliburton Technology, Inc.	United States, Delaware
Halliburton U.S. International Holdings, Inc.	United States, Delaware
Halliburton Worldwide GmbH	Switzerland
HESI Holdings B.V.	Netherlands
Landmark Graphics Corporation	United States, Delaware
Landmark Technology Holdings, Inc.	United States, Delaware
Oilfield Telecommunications, LLC.	United States, Delaware